Exhibit 99.1

RE: LEXINGTON REALTY TRUST

ONE PENN PLAZA

SUITE 4015

NEW YORK, NY 10119

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
T. Wilson Eglin	Claire Koeneman	Tim Grace
Chief Executive Officer	Analyst Inquiries	Media Inquiries
(212) 692-7200	(312) 640-6745	(312) 640-6667

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 24, 2007

LEXINGTON REALTY TRUST ANNOUNCES PRICING OF $250 MILLION OF 5.45% EXCHANGEABLE GUARANTEED NOTES DUE 2027

New York, NY – January 24, 2007 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust, today announced that its subsidiary, The Lexington Master Limited Partnership has priced a private offering of $250.0 million aggregate principal amount of 5.45% exchangeable guaranteed notes due January 15, 2027. Interest on the notes is payable semi-annually beginning July 15, 2007. An additional $50.0 million aggregate principal amount of notes may be issued within 30 days of the initial issuance of the notes.

The notes will be unsecured obligations of The Lexington Master Limited Partnership and will be fully and unconditionally guaranteed by Lexington and its subsidiaries that are borrowers and guarantors under Lexington’s unsecured credit facility.

The Lexington Master Limited Partnership expects to use the net proceeds from the sale of the notes to repay indebtedness under its secured credit facility. As of September 30, 2006, $549.1 million was outstanding under the secured credit facility, which bears interest at a rate of LIBOR plus 175 basis points and matures in August 2008.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes, the Lexington common shares issuable upon exchange of the notes, if any, and the guaranties have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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LEXINGTON REALTY TRUST

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About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington currently pays an annualized dividend of $1.46 per share. Lexington disclosed that it anticipated that its annualized dividend would be increased to $1.50 per share, although dividends will continue to be set in the sole discretion of Lexington’s board of trustees. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting the principal executive offices located at One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington’s periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.

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